INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (the “Agreement”) is made and entered into as of March 11, 2022 by and among Cantor Fitzgerald Investment Advisors, L.P., a Delaware limited partnership (the “Adviser”), Capital Innovations, LLC, a Delaware limited liability company (the “Sub-Adviser”), and Cantor Fitzgerald Sustainable Infrastructure Fund, a Delaware statutory trust (the “Fund”), solely as a party with respect to Sections 1 and 4 hereof.

WHEREAS, the Adviser acts as the investment adviser to the “Fund” pursuant to that certain Investment Advisory Agreement, dated as of March 11, 2022, by and between the Adviser and the Fund (the “Advisory Agreement”);

WHEREAS, the Fund is a closed-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that has elected to operate as an interval fund pursuant to Rule 23c-3 under the 1940 Act;

WHEREAS, each of the Adviser and Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser, subject to the approval of the Board of Trustees of the Fund (the “Board”), desires to retain the Sub-Adviser to assist the Adviser in rendering certain investment management services to the Fund as described herein, and the Sub-Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Engagement and Obligations of Sub-Adviser. The Adviser hereby appoints and retains the Sub-Adviser to act as a sub-adviser to the Adviser and to provide the following services for the period and on the terms and conditions set forth in this Agreement.
a.	Services. The Sub-Adviser agrees to perform the following services (the “Services”):

i.	Allocation of Fund Assets Between Public and Private Markets – on at least a quarterly basis, the Adviser and Sub-Adviser shall meet to determine the broad allocation of the assets of the Fund, subject to the investment objective and strategies of the Fund as set forth in the then-effective registration statement of the Fund (the “Fund Registration Statement”), between publicly traded securities and privately offered securities. Within such investment parameters, the Sub-Adviser shall provide portfolio management services on: a discretionary basis with respect to the portion of the Fund’s portfolio that is allocated to publicly traded Securities (the “Discretionary Services”), and a non-discretionary basis with respect to the portion of the Fund’s
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portfolio that is allocated to privately offered securities (the “Non-Discretionary Services”);

ii.	Discretionary Services – with regard to investments of the Fund in publicly traded securities, the portfolio management services provided to the Fund by the Sub-Adviser shall be provided on a discretionary basis, subject to the investment objective and strategies of the Fund as set forth in the Fund Registration Statement and any additional investment limitations that the Adviser and Sub-Adviser may agree to from time to time;

iii.	Non-Discretionary Services – with regard to investments of the Fund in privately offered Securities, the portfolio management services provided to the Fund by the Sub-Adviser shall be provided on a non-discretionary basis. To that end, the Sub-Adviser shall develop investment recommendations which shall be presented to the Investment Committee of the Adviser (the “Investment Committee”). The Investment Committee shall be comprised of 6 representatives – three members of which shall be appointed by the Adviser and three members of which shall be appointed by the Sub-Adviser. The Investment Committee shall meet on an “as-needed” basis to consider proposed investments;

iv.	Upon the reasonable request from the Adviser or the Fund, provide the Fund and/or the Adviser (as necessary) with such records concerning the Sub-Adviser’s activities with respect to the Services which the Fund or the Adviser are required to maintain under applicable law or regulation;

v.	To the extent applicable, select brokers and dealers to execute the purchase and/or sale, consistent with the Sub-Adviser's duty to seek "best execution" on behalf of the Fund, of portfolio securities of the Fund;

vi.	Perform such other services as may be agreed upon by the Sub-Adviser and the Adviser from time to time; and

vii.	Render regular reports to the Board and the officers of the Fund concerning the foregoing responsibilities with such frequency and containing such information as is regular and customary in the industry or as may be otherwise agreed upon by the Sub-Adviser and Adviser from time to time.

b.	Expenses and Personnel. The Sub-Adviser agrees, at its own expense, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein. The Fund shall bear, and reimburse the Sub-Adviser for all expenses incurred on its behalf associated with, the costs and expenses of its investment operations and its investment transactions, including, without limitation, costs and expenses relating to: (i) the making of investments, including all fees and expenses (including third-party fees and expenses) with respect to, or associated with,
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identifying, evaluating (including due diligence, research, and research-related travel expenses) and investing in, portfolio companies and securities; (ii) monitoring investments, including expenses and fees payable to third parties with respect to performance, operational and legal review, and compliance and investment oversight and reporting; and (iii) portfolio expenses, including expenses and fees associated with holding a portfolio company or security. The foregoing notwithstanding, any expenses incurred by the Sub-Adviser on behalf of the Fund as described herein shall be both reasonable and consistent with the fiduciary obligations of the Sub-Adviser to the Fund and the shareholders of the Fund and shall not represent overhead expenses of the Sub-Adviser. For avoidance of doubt, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the Fund in fulfilling the Sub-Adviser’s obligations hereunder.

c.	Books and Records. All books and records prepared and maintained by the Sub-Adviser for the Adviser and/or the Fund under this Agreement shall be the property of the Adviser and/or the Fund and, upon request therefor, the Sub-Adviser shall surrender to the appropriate party such of the books and records so requested; provided, however, that the Sub-Adviser shall be permitted to maintain a copy of all materials for its own records.

d.	Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

2.	Compensation of the Sub-Adviser. The Sub-Advisory Fee payable to the Sub-Adviser with respect to the Fund shall be as set forth on Schedule A hereto, as such Schedule may be amended from time to time (the “Fee”). The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund Registration Statement, and shall be paid to the Sub-Adviser by the Adviser on a monthly basis within 30 days of the end of each month.

3.	Wholesaling and Distribution Services.

a.	Wholesaling Services. The Adviser shall cause Cantor Fitzgerald & Co. (“Cantor”), its affiliate, to execute a wholesaling/selling agreement with the statutory distributor of the Fund (the “Selling Agreement”), pursuant to which it shall become the wholesaler for the Fund. Upon effectiveness of the Selling Agreement, Cantor will perform all necessary functions and customary services provided in connection with offerings similar to that contemplated in connection with the Fund. The terms and compensation set forth in the Selling Agreement shall be mutually agreed upon by Cantor and the Fund and consistent with market norms with respect to each distribution channel contemplated thereby.
b.	Marketing and Consulting Services. In addition to the wholesaling services set forth above, the Adviser will cause Cantor to:
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i.	Develop marketing material for the Fund;
ii.	Advise the Adviser and Sub-Adviser as to market penetration and marketing strategies for each distribution channel through which the Fund will be offered;
iii.	Provide training to its wholesalers tailored to the unique offering of the Fund and the expertise of the Sub-Adviser; and
iv.	Provide such other services as Cantor, the Adviser or the Fund may agree upon in writing from time to time.
c.	Approval of Marketing Materials. Either the Adviser or Cantor, as applicable, shall provide the Sub-Adviser with reasonable notice to review, comment on and approve materials which include the name of the Sub-Adviser, its corporate parent or affiliates in any marketing materials of the Fund, including any fact sheets, teasers, registration statement, or similar formal promotional items (the “Fund Marketing Materials”) provided to any investor or potential investor in the Fund, broker, investment adviser or other third party, and shall obtain the written consent, which consent shall not be unreasonably withheld, of the Sub-Adviser prior to such materials being delivered to such investor, broker, investment adviser or other third party.
4.	Limits of Liability; Indemnification.

a.	The Sub-Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Adviser or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund Registration Statement except for information supplied by the Sub-Adviser for inclusion therein. In no event shall the Sub-Adviser be liable for any special, consequential or punitive damages.
b.	To the fullest extent permitted by law, the Fund shall, subject to Section 4(d) of this Agreement, indemnify the Sub-Adviser (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, or any other person designated by the Sub-Adviser as an indemnitee (as defined herein) (each such person, including the Sub-Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss,
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claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith or gross negligence. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 4 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 4.

c.	Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 4(b) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the Trustees of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Trustees”) (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.
d.	As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence, indemnification shall be provided in accordance with Section 4(b) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Board Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the
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best interests of the Fund and that the indemnitee is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence or (ii) the Board trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.

e.	Any indemnification or advancement of expenses made in accordance with this Section 4 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 4 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 4 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 4. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 4, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 4 shall be on the Fund (or on any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).
f.	An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 4 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.
g.	The rights of indemnification provided in this Section 4 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 4 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee. This Section 4 shall survive the termination of the Agreement.
5.	Term and Termination of Sub-Advisory Agreement. The Agreement shall become effective on the effective date of the Fund Registration Statement and shall remain in effect for an initial term of two years, and thereafter shall continue automatically for successive one year periods, provided such continuance is specifically approved at least annually by the vote of the Board in accordance with the provisions of the 1940 Act, or by the vote of a majority of the outstanding voting securities of the Fund.

As specified in the Agreement, the Agreement may be terminated at any time, without the payment of any penalty:

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a.	Upon 60 calendar days’ written notice to the Sub-Adviser of a decision to terminate the Agreement by (i) the Board, (ii) the Adviser, or (iii) the vote of a majority of the outstanding voting securities of the Fund;
b.	By the Sub-Adviser upon 60 calendar days’ written notice to the Fund; or
c.	The Sub-Advisory Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).
6.	Amendments. No provision of this Agreement, including Schedule A, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both the Adviser and Sub-Adviser, and no amendment of this Agreement, to the extent required by applicable law, shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

7.	Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws. For so long as the Fund is registered as an investment company under the 1940 Act and the Sub-Adviser is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act or the Advisers Act, the latter shall control.

8.	Representations and Warranties.

a.	Representations and Warranties of the Sub-Adviser. The Sub-Adviser represents, warrants and covenants to the Adviser as follows:

i.                        The Sub-Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

ii.                        The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to carry on its duties and obligations hereunder;

iii.                        The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its duly authorized officer and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (a) any provision of applicable law, rule or regulation, (b) the Sub-Adviser’s governing instruments, or (c) any agreement, judgment,

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injunction, order, decree or other instrument binding upon the Sub-Adviser;

iv.                        Parts 1 and 2 of the Form ADV (collectively, the “Form ADV”) of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the Securities and Exchange Commission (the “SEC”) with the exception of Form ADV Part 2B, which is not filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Adviser will promptly provide the Adviser with a complete copy of all subsequent amendments to its Form ADV;

v.                        The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser with a copy of that code, together with evidence of its adoption. Upon the written and reasonable request of the Adviser or the Fund, the Sub-Adviser shall permit representatives of the Adviser or the Fund to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) under the 1940 Act and other records evidencing enforcement of the code of ethics;

vi.                        The Sub-Adviser is hereby obligated to provide the Fund and Adviser with advance notice of any contemplated change in the equity ownership of the Sub-Adviser partnership or senior executive personnel, which reasonably would be deemed to result in a “change in control” of the Sub-Adviser for purposes of either the Advisers Act or the 1940 Act; and

vii.                        In connection with the services provided under this Agreement, the Sub-Adviser shall comply in all material respects with the requirements applicable to an investment sub-adviser of a closed-end registered investment company that has elected to operate as an interval fund like the Fund under the Advisers Act and the 1940 Act; provided, however, it is understood and agreed that the Adviser, not the Sub-Adviser, shall bear responsibility for the Fund’s compliance with the 1940 Act and/or any other applicable federal or state laws, and the Adviser shall be solely responsible for ensuring that the Fund shall qualify as a regulated investment company to the extent it intends to do so.

b.	Representations and Warranties of the Adviser. The Adviser represents, warrants and covenants to the Sub-Adviser as follows:

i.	The Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

ii.	The Adviser is a limited partnership duly organized and validly existing under the laws of the State of Delaware with the power to carry on its duties and obligations hereunder;
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iii.	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (a) any provision of applicable law, rule or regulation, (b) the Adviser’s governing instruments, or (c) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

iv.	The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC, with the exception of Form ADV Part 2B, which is not filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Adviser will promptly provide the Sub-Adviser with a complete copy of all subsequent amendments to its Form ADV;

v.	The Adviser has duly entered into the Advisory Agreement and this Agreement;

vi.	The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of that code, together with evidence of its adoption; and

vii.	In connection with the services provided under the Advisory Agreement, the Adviser shall comply with all requirements applicable to the investment adviser of a closed-end registered investment company that has elected to operate as an interval fund like the Fund, including the Advisers Act and the 1940 Act, in all material respects. The Adviser shall provide to the Sub-Adviser all information reasonably requested by the Sub-Adviser in order to comply with the provisions hereof, the 1940 Act, and the Advisers Act.

viii.	The Fund’s registration statement and prospectus, and any further amendments or supplements thereto, will, as of the applicable effective date, comply in all material respects with all applicable laws and regulations; the registration statement does not, and any amendments thereto will not, in each case as of the applicable effective date, contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing shall not apply with respect to any information
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included in the Fund’s registration statement or prospectus that was furnished by the Sub-Adviser for inclusion therein.

c.	Survival of Representations, Warranties and Covenants; Duty to Update Information. All representations, warranties and covenants made by the Sub-Adviser and the Adviser shall survive for the duration of this Agreement and each party hereto shall promptly notify the other party hereto in writing upon becoming aware that any of the foregoing representations, warranties and covenants made by it are no longer true in any material respect.

9.	Confidentiality.
a.	Each of the Sub-Adviser and the Adviser acknowledges and agrees that pursuant to this Agreement, either party may have access to the other party’s non-public, confidential and proprietary information and materials concerning or pertaining to the other’s business (“confidential information”). Each party will receive and hold such confidential information in the strictest confidence, and acknowledges, represents, and warrants that it will use its reasonable best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of the Fund’s business, including, but not limited to, as may be requested by broker-dealers or third party firms conducting due diligence on the Fund; provided that such recipients must agree to protect the confidentiality of such confidential information and use such information only for the purposes of providing services to the Fund; provided, further, however, this covenant shall not apply to information which:

i.	has been published by either party or is otherwise in the public domain through no fault of the other party; or

ii.	is within the legitimate possession of a party prior to its disclosure by the other party and without any obligation of confidence; or

iii.	after disclosure, is lawfully received by a party from a third party when, to the best of such party’s knowledge and belief, such third party was not restricted from disclosing the information to such party; or

iv.	is independently developed by a party through persons who have not had access to, or knowledge of, the confidential information; or

v.	is approved in writing for disclosure by a party prior to its disclosure.

b.	Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any
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request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 9.

c.	Notwithstanding anything to the contrary herein, each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

d.	To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

e.	Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is:

i.	in response to any order of a court, regulator or any governmental body or political subdivision thereof (and in such circumstances such party shall, unless prohibited from so doing by subpoena, order or law, x) give notice to the other party of its receipt of such order and y) cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes for which the order was issued), or

ii.	otherwise required by law, or

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iii.	necessary to establish such party’s rights under this Agreement, such party’s or its Representative’s compliance with the terms of this Agreement, or in connection with any dispute arising under this Agreement.

f.	For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, fund participants, rating agencies, professional advisers (including lawyers, accountants and investment bankers) or agents of such party who have a need-to-know confidential information. A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them. The terms of this Section 9 are in addition to the terms of any other agreements between the parties or their affiliates.

g.	The parties agree that, notwithstanding the foregoing, the Adviser and Sub-Adviser each shall have the right to utilize any performance track record of the Fund, both during the term of this Agreement and after the termination of this Agreement, subject to applicable legal and regulatory requirements and limitations.

10.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

11.	Notice. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.	Counterparts. This Agreement may be executed in any number of counterpart signature pages (including facsimile counterparts), each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

13.	Other Activities of the Sub-Adviser.
a.	Services Not Exclusive. The services of the Sub-Adviser to the Fund are not exclusive, and the Sub-Adviser may, subject to other agreements to which it or its Affiliates may be party, engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Sub-Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Sub-Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Sub-Adviser and directors, officers, employees, partners,
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shareholders, members and managers of the Sub-Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

b.	Broker-dealer Selection. The Sub-Adviser is authorized to select the brokers or dealers (collectively “Brokers”) through which it shall execute the purchases and sales of portfolio investments in portfolio companies. In selecting Brokers, the Sub-Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Sub-Adviser receives in connection with activities for the Fund may also be used by the Sub-Adviser for the benefit of other clients and customers of the Sub-Adviser or any of its Affiliates. The Sub-Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission, markup or markdown for effecting a securities transaction in excess of the amount of commission, markup or markdown another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission, markup or markdown, or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission, markup or markdown is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and is consistent with the Sub-Adviser’s duty to seek the best execution on behalf of the Fund. The Sub-Adviser shall promptly communicate to the investment committee of the Adviser and to the officers of the Fund such information relating to portfolio transactions as they may reasonably request.
c.	Proxy Voting. The Sub-Adviser will exercise voting rights on any assets held in the portfolio of the Fund in accordance with the Sub-Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Sub-Adviser is obligated to furnish to the Adviser and the Fund, in a timely manner, a record of all matters relating to a portfolio security considered at any shareholder meeting held during the period covered by the relevant report on Form N-PX in such form and format that complies with Form N-PX.
13.	Notification of Material Events. The Adviser and Sub-Adviser each shall promptly notify the other party (i) if such party or the Fund is subject to an SEC examination or subpoena; (ii) of any ongoing or threatened litigation or any material adverse change in a legal proceeding, settlement thereof or judgment therein; or (iii) of any other material adverse regulatory event affecting such party or the Fund.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

Cantor Fitzgerald investment advisors, l.p.

/s/ Mark Kaplan

By: Mark Kaplan

Title: Chief Executive Officer

CAPITAL INNOVATIONS, LLC

/s/ Michael D. Underhill

By: Michael D. Underhill

Title: CEO & CIO

CANTOR FITZGERALD SUSTAINABLE INFRASTRUCTURE FUND

(Solely with respect to Sections 1 and 4 hereof)

/s/ William Ferri

By: William Ferri

Title: President and Principal Executive Officer

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Schedule a

Listing of Fund(s)

Name of Fund	Annual Sub-Advisory Fee Rate as a Percentage of Average Daily Net Assets
CANTOR FITZGERALD SUSTAINABLE INFRASTRUCTURE FUND	0.35%*

*	The rate of the Sub-Advisory Fee shall be reduced by the same amount of basis points in relation to any reduction in the rate of the received management fee that is less than the management fee specified in the investment advisory agreement between the Adviser and the Fund (the “Management Fee”) that is otherwise payable to the Adviser; provided, further, that any such reduction in the Sub-Advisory Fee shall be subject to a floor equal to 0.15% of the average daily net assets of the Fund (the “Reduced Fee Rate”). The Reduced Fee Rate shall apply until such time as the Adviser: shall have recouped the amount of the “Out of Pocket Expenses” incurred by the Adviser in launching the Fund; is receiving the full rate of the Management Fee; and shall have recovered any portion of the Management Fee previously waived under the terms of the Expense Limitation and Reimbursement Agreement between Adviser and the Fund (the “Reimbursement Agreement”) in order for the expense ratio of the Fund to be below the expense cap set forth in the Reimbursement Agreement (the “Waived Management Fees”). In relation to any period during which the Reduced Fee Rate was effective solely as a result of the Waived Management Fees, as the Adviser recovers the previously Waived Management Fees, the Adviser shall reimburse the Sub-Adviser for its proportionate share of such Previously Waived Management Fees, subject to a maximum of the full rate of the Sub-Advisory Fee. For purposes of this Agreement, the term “Out of Pocket Expenses” shall refer to the costs incurred by the Adviser in launching the Fund, regardless of whether such expenses ultimately may be reimbursed by the Fund under the terms of the Reimbursement Agreement.